Exhibit 99.1

Adaptimmune Reports First Quarter 2016 Financial Results

PHILADELPHIA, Pa. and OXFORD, United Kingdom, May 12, 2016 — Adaptimmune Therapeutics plc (Nasdaq: ADAP) (“Adaptimmune” or the “Company”), a leader in T-cell therapy to treat cancer, today reported financial results for the first quarter ended March 31, 2016.

As of March 31, 2016, Adaptimmune had a total liquidity position(1) of $226.1 million. The Company is reiterating its cash burn guidance and expects its total liquidity position at December 31, 2016, including cash, cash equivalents and short term deposits, to be at least $150 million.

“As we described at our Investor and Analyst meeting in April, we have made substantial progress toward our goal of delivering the first affinity optimized T-cell therapy to market,” commented James Noble, Adaptimmune’s Chief Executive Officer. “The first quarter of 2016 was marked by strong momentum as we continued development of our comprehensive pipeline of SPEAR™ T-cell therapies covering solid and hematologic cancers. In addition to our ongoing clinical activities, we received orphan drug designation and breakthrough therapy designation for our NY-ESO SPEAR T-cell therapy. We also opened our IND for our therapeutic candidate targeting AFP in liver cancer and announced MAGE-A4 as our next target with the goal of achieving IND acceptance in 2017.”

Recent Corporate and Clinical Highlights:

•                  Hosted inaugural Investor and Analyst Day on April 22, 2016;

•                  Received orphan drug designation from U.S. Food and Drug Administration (“FDA”) for NY-ESO SPEAR T-cell therapy in soft tissue sarcoma;

•                  Received breakthrough therapy designation from FDA for NY-ESO SPEAR T-cell therapy in synovial sarcoma;

•                  Received FDA acceptance of investigational new drug (“IND”) application for AFP SPEAR T-cell therapy in liver cancer;

•                  Announced that the Company’s next IND would be for its MAGE-A4 SPEAR T-cell therapy, with the goal of achieving IND acceptance in 2017;

•                  Announced update on NY-ESO SPEAR T-cell data in patients with multiple myeloma, including a 90 percent response rate in conjunction with autologous stem cell transplant and median overall survival of approximately three years (as of January 2016);

•                  Filed patents on over 60 targets expressed on multiple cancers;

•                  Presented overview of commercial-ready manufacturing process, including progress toward opening of manufacturing facility in 2017;

•                  Expanded terms of strategic collaboration agreement with GSK in February 2016 to accelerate Adaptimmune’s lead clinical cancer program, a SPEAR T-cell therapy targeting NY-ESO, with goal of initiating pivotal trials in 4Q16/1Q17;

•                  Established Scientific Advisory Board of leading immunotherapy experts; and

•                  Adopted brand of SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cells to describe proprietary technology that uniquely delivers correctly identified targets and enhanced affinity T-cell receptors with potency to attack tumors, but optimum specificity to minimize risks of cross-reactivity.

(1)  Total liquidity position is a non GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

Financial Results for the three-month period ended March 31, 2016

•                  Cash / liquidity position: As of March 31, 2016, Adaptimmune had a total liquidity position of $226.1 million, consisting of $163.8 million of cash and cash equivalents and $62.3 million of short-term deposits. As of December 31, 2015, Adaptimmune had a total liquidity position of $248.9 million, consisting of $194.3 million of cash and cash equivalents and $54.6 million of short-term deposits.

•                  Cash burn: The net decrease in the total liquidity position was $22.8 million for the three months ended March 31, 2016, consisting of a $30.5 million decrease in cash and cash equivalents and a $7.7 million increase in short-term deposits.

•                  Revenue: For the three months ended March 31, 2016, revenue was $2.9 million compared to $2.7 million for the three months ended March 31, 2015. This increase was primarily due to revenue relating to development milestones related to the GSK Collaboration and License Agreement achieved in August and December 2015, which is being recognized over the period in which we are delivering services.

•                  Research and development (“R&D”) expenses: R&D expenses increased to $13.9 million for the three months ended March 31, 2016 from $6.0 million for the three months ended March 31, 2015, primarily due to increased period-over-period costs associated with: ongoing clinical trials of the Company’s NY-ESO and MAGE-A10 SPEAR T-cell therapies; preparation for a study with the Company’s SPEAR T-cell therapy targeting AFP; and personnel expenses for an increased number of employees engaged in R&D.

•                  General and administrative (“G&A”) expenses: G&A expenses were $5.9 million for the three months ended March 31, 2016 compared to $2.4 million for the three months ended March 31, 2015. The increase was primarily due to increased personnel costs, increased share-based payment expenses, increased property costs and other costs associated with being a public company.

•                  Net loss: Net loss attributable to holders of the Company’s ordinary shares was $15.6 million for the three months ended March 31, 2016. This equates to $(0.04) per ordinary share or $(0.22) per American Depositary Share.

The Company will not hold a conference call to discuss these results having provided a full update during its 2016 Investor and Analyst Day held on April 22, 2016. A replay of the webcast from the event will be available on the Company’s website for 30 days following the event at ir.adaptimmune.com

Financial Guidance

Adaptimmune is reiterating its cash burn guidance. For the full year 2016, the Company expects its cash burn to be between $80 and $100 million and expects its total liquidity position at December 31, 2016, including cash, cash equivalents and short term deposits, to be at least $150 million. This guidance excludes any cash burn associated with potential new business development activities.

As previously announced, in order to align more closely with many of its peer group of biotechnology companies, the Company has changed its fiscal year to a calendar year and is reporting its financial results in U.S. dollars under U.S. GAAP, effective from January 2016. Further information on these changes is set forth below under ‘Initial Adoption of U.S. GAAP’. The Company’s next fiscal year end will be December 31, 2016.

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR™ (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 200 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 20-F filed with the Securities and Exchange Commission (SEC) on October 13, 2015, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity Position (a non-GAAP financial measure)

Total liquidity position (a non-GAAP financial measure) is defined as cash and cash equivalents plus short-term deposits. Each of these components appears in the Consolidated Statements of Financial Position. The U.S. GAAP financial measure most directly comparable to total liquidity position is cash and cash equivalents as reported in the Consolidated Financial Statements.

We believe that the presentation of total liquidity position provides useful information to investors because management reviews total liquidity position as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2016	2015

Revenue	$2,918	$2,728

Research and development	(13,888)	(5,976)
General and administrative	(5,855)	(2,359)
Total operating expenses	(19,743)	(8,335)
Operating loss	(16,825)	(5,607)

Interest income	259	110
Other income, net	1,049	3,603
Total other income, net	1,308	3,713
Loss before income taxes	$(15,517)	$(1,894)
Income taxes	(59)	(51)
Net loss	$(15,576)	$(1,945)

Deemed dividend on convertible preferred shares	—	(6,434)
Net loss available to ordinary shareholders	$(15,576)	$(8,379)

Net loss per ordinary share, basic and diluted (2)	$(0.04)	$(0.05)

Weighted average ordinary shares outstanding,
Basic and diluted	424,711,900	181,370,100

(2) The effects of the following potentially dilutive equity instruments have been excluded from the diluted loss per share calculation because they would have an antidilutive effect on the loss per share for the period

	Three months ended March 31,
	2016	2015
	Number	Number
Share options	44,159,031	29,951,662
Preferred shares	—	175,841,800

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	March 31,	December 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$163,766	$194,263
Short-term deposits	62,337	54,620
Accounts receivable, net of allowance for doubtful accounts of $- and $-	1	744
Other current assets and prepaid expenses (including current portion of clinical materials)	12,457	13,420
Total current assets	$238,561	$263,047

Restricted cash	4,413	4,508
Clinical materials	3,601	4,736
Property, plant & equipment, net	13,845	13,225
Intangibles, net	1,140	305

Total assets	$261,560	$285,821

Liabilities and Stockholders’ equity
Current liabilities
Accounts payable	$2,440	$7,884
Accrued expenses and other accrued liabilities	5,321	7,518
Deferred revenue	12,077	12,487
Total current liabilities	19,838	27,889

Deferred revenue, less current portion	22,776	22,939

Total liabilities	42,614	50,828

Equity
Common stock - Ordinary shares par value £0.001, 574.7 million authorized and 424,711,900 issued and outstanding (2015: 574.7 million authorized and 424,711,900 issued and outstanding)	682	682
Additional paid in capital	334,258	332,184
Accumulated other comprehensive loss	(10,684)	(8,139)
Accumulated deficit	(105,310)	(89,734)
Total equity	218,946	234,993
Total liabilities and stockholders’ equity	$261,560	$285,821

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Three months ended March 31,
	2016	2015

Cash flows from operating activities
Net loss	$(15,576)	$(1,945)
Adjustments for:
Depreciation	707	68
Amortization	38	—
Share-based compensation expense	2,074	1,482
Unrealized foreign exchange gains	(1,608)	(3,604)
Changes in operating assets and liabilities:
(Decrease)/increase in receivables and other operating assets	(489)	573
Decrease in non-current operating assets	1,835	—
Decrease in payables and deferred revenue	(5,660)	(2,217)
Net cash used in operating activities	(18,679)	(5,643)

Cash flows from investing activities
Acquisition of property, plant & equipment	(1,708)	(672)
Acquisition of intangibles	(861)	—
Maturity of short-term deposits	7,993	—
Investment in short-term deposits	(15,988)	—
Net cash used in investing activities	(10,564)	(672)

Cash flows from financing activities
Net cash used in financing activities	—	—
Effect of currency exchange rate changes on cash and cash equivalents	(1,254)	(2,750)
Net decrease in cash and cash equivalents	(30,497)	(9,065)
Cash and cash equivalents at start of period	194,263	101,664
Cash and cash equivalents at end of period	$163,766	$92,599

Initial adoption of U.S.GAAP

The Company is reporting under U.S. GAAP in U.S. dollars from January 1, 2016. The Company has previously prepared financial statements in accordance with International Financial Reporting Standards (IFRS) in pounds sterling. For the purpose of analyzing comparative periods, the Company has provided the quarterly income statement (unaudited) and the Total Liquidity Position (a non-GAAP measure) for the four quarters of the 2015 calendar year under U.S. GAAP below (in thousands):

(unaudited, in thousands, except per share data)	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Revenue	$2,728	$2,783	$4,948	$4,031
Operating expenses
Research and development	(5,976)	(8,404)	(8,276)	(15,968)
General and administrative	(2,359)	(5,486)	(4,979)	(6,166)
Total operating expenses	(8,335)	(13,890)	(13,255)	(22,134)
Operating loss	(5,607)	(11,107)	(8,307)	(18,103)
Interest income	110	188	235	254
Other income/(expense), net	3,603	(3,502)	1,851	1,015
Total other income/(expense), net	3,713	(3,314)	2,086	1,269
Loss before taxes	(1,894)	(14,421)	(6,221)	(16,834)
Income taxes	(51)	(147)	(20)	75
Net loss	$(1,945)	$(14,568)	$(6,241)	$(16,759)

Deemed dividend on Preferred Shares	(6,434)	(2,229)	—	—
Net loss available to ordinary shareholders	$(8,379)	$(16,797)	$(6,241)	$(16,759)
Net loss per ordinary share, basic and diluted	$(0.05)	$(0.05)	$(0.02)	$(0.04)

Cash and cash equivalents	$92,599	$229,046	$217,218	$194,263
Short-term deposits	24,580	55,292	54,873	54,620
Total liquidity position	$117,179	$284,338	$272,091	$248,883